Exhibit 99.1

Investor Contact:	Media Contact:
Noah Hoppe, 312.780.5991	Franziska Weber, 312.780.6106
noah.hoppe@hyatt.com	franziska.weber@hyatt.com

HYATT REPORTS SECOND-QUARTER 2021 RESULTS
Positive Operating Leverage Drives Earnings and Operating Cash Flow Growth
Strong 7.1% Net Rooms Growth

CHICAGO (August 3, 2021) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported second-quarter 2021 financial results. Net loss attributable to Hyatt was $9 million, or $0.08 per diluted share, in the second quarter of 2021, compared to net loss attributable to Hyatt of $236 million, or $2.33 per diluted share, in the second quarter of 2020. Adjusted net loss attributable to Hyatt was $117 million, or $1.15 per diluted share, in the second quarter of 2021, compared to Adjusted net loss attributable to Hyatt of $183 million, or $1.80 per diluted share, in the second quarter of 2020. Refer to the table on page 11 of the schedules for a summary of special items impacting Adjusted net loss and Adjusted losses per diluted share for the three months ended June 30, 2021 and June 30, 2020.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "Second quarter results improved significantly as travel demand rebounded sharply in certain markets. While leisure travel continues to lead the recovery, we are very encouraged by continued improvements in business transient and group. Accelerating RevPAR growth expanded our operating leverage and as a result we generated positive Adjusted EBITDA and operating cash flow in the quarter."

Second quarter of 2021 highlights are as follows:
•Net losses decreased compared to the second quarter of 2020 to a $9 million net loss.
•Adjusted EBITDA increased compared to the second quarter of 2020, to $55 million.
•Comparable system-wide RevPAR increased to $72.47 in the second quarter of 2021, and decreased 49.8% compared to the second quarter 2019 on a reported basis.1
•Comparable owned and leased hotels RevPAR increased to $86.66 in the second quarter of 2021 and decreased 53.4% compared to the second quarter 2019 on a reported basis.1
•Net rooms growth of 7.1%.
•As of June 30, 2021, the Company had cash, cash equivalents and short-term investments of $1,737 million.

Mr. Hoplamazian continued, "While the recovery is likely to remain uneven over the coming months, we remain confident in continued momentum in RevPAR growth given positive forward-looking indicators in our business. Furthermore, the strength of our brands continues to yield industry-leading net rooms growth. We opened 100 properties over the last twelve months and maintain a strong pipeline representing over 40% of our existing rooms."

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.
1 RevPAR percentage changes calculated from comparable system-wide and comparable owned and leased hotels RevPAR of $144.48 and $186.05, respectively, as reported for the second quarter of 2019.

OPERATIONAL UPDATE
Comparable system-wide RevPAR strengthened over the course of the second quarter of 2021, increasing nearly 30% from April to June 2021, and reaching the highest level since February 2020. Results in the second quarter were driven by very strong leisure transient demand, particularly in the United States and Greater China, where leisure transient revenue was fully recovered to 2019 levels. Group and business transient demand also gained momentum through the second quarter.

Comparable owned and leased hotels RevPAR strengthened through the second quarter of 2021, increasing nearly 50% from April to June 2021. At June 30, 2021, comparable owned and leased hotels RevPAR was at an approximate 30% premium to comparable system-wide RevPAR, consistent with historical trends. The RevPAR premium drove significant operating leverage resulting in $12 million of Adjusted EBITDA in owned and leased hotels segment in the second quarter, nearly all of which occurred in the month of June.

As of June 30, 2021, 98% of total system-wide hotels (97% of rooms) were open.
SECOND QUARTER RESULTS
Second quarter of 2021 financial results as compared to the second quarter of 2020 are as follows:

Management, Franchise and Other Fees
Management and franchise fee revenues totaled $77 million in the second quarter of 2021 compared to $12 million reported in the second quarter of 2020, and reflected a sequential improvement from $49 million reported in the first quarter of 2021. The increase in total management and franchise fee revenues reflects a continued demand recovery from the onset of the COVID-19 pandemic inclusive of incentive fees which benefited from favorable operating leverage. Other fee revenues increased 99.9% to $16 million driven primarily by an increase in license fees related to our co-branded credit card.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased to $54 million in the second quarter of 2021 compared to $(3) million reported in the second quarter of 2020. Results were led by the strong recovery in the United States. At June 30, 2021, 99% of Hyatt's Americas full and select service hotels (98% of rooms) were open.
Americas net rooms increased 5.2% compared to the second quarter of 2020.

Southeast Asia, Greater China, Australia, New Zealand, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased to $10 million in the second quarter of 2021 compared to $(2) million reported in the second quarter of 2020. Results across the region were led by Greater China. At June 30, 2021, 96% of Hyatt's ASPAC full and select service hotels (97% of rooms) were open.
ASPAC net rooms increased 13.5% compared to the second quarter of 2020.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased to $(1) million in the second quarter of 2021 compared to $(11) million reported in the second quarter of 2020. Results across the region were driven primarily by recovery in the Middle East and Eastern Europe and reduced selling, general, and administrative expenses. At June 30, 2021, 97% of Hyatt's EAME/SW Asia full and select service hotels (96% of rooms) were open.
EAME/SW Asia net rooms increased 7.5% compared to the second quarter of 2020.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA increased to $12 million in the second quarter of 2021 compared to $(78) million reported in the second quarter of 2020. Owned and leased hotels segment results improved meaningfully over the quarter led by strong leisure transient demand in various markets in the United States. Refer to the table on page 9 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
At June 30, 2021, 97% of Hyatt's owned and leased hotels (92% of rooms) were open.

Corporate and Other
Corporate and other Adjusted EBITDA increased 4.2% to $(21) million, reflecting a $2 million improvement as compared to the second quarter of 2020. This increase was primarily due to an increase in license fees related to Hyatt's co-branded credit card, and partially offset by increased selling, general, and administrative expenses.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses decreased 14.3%, inclusive of rabbi trust impact and stock-based compensation. Adjusted selling, general, and administrative expenses increased 1.9% to $57 million, as a result of increases in payroll and related costs and partially offset by a decrease in bad debt expense. Refer to the table on page 13 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

Income Taxes
The Company received a U.S. tax refund of $254 million in July of 2021 in connection with 2020 net operating losses carried back to prior years under the CARES Act. This was included in prepaid income taxes on our condensed consolidated balance sheet at June 30, 2021.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

OPENINGS AND FUTURE EXPANSION
Twenty-seven new hotels (or 4,302 rooms) opened in the second quarter of 2021, contributing to a 7.1% increase in net rooms compared to the second quarter of 2020.
As of June 30, 2021, the Company had executed management or franchise contracts for approximately 495 hotels (or approximately 101,000 rooms). This compares to approximately 490 hotels (or approximately 100,000 rooms) as of March 31, 2021.

TRANSACTION / CAPITAL STRATEGY UPDATE
During the second quarter, the Company completed the following transactions:
•On June 3, 2021, a Hyatt affiliate acquired the 59-room Ventana Big Sur, an Alila Resort, located in Big Sur, California for approximately $148 million, securing the Company’s long-term brand presence in a highly sought-after resort destination.
•On June 4, 2021, a Hyatt affiliate sold the 490-room Hyatt Regency Lost Pines Resort and Spa near Austin, Texas for approximately $275 million to an unrelated third party and entered into a long-term management agreement.

The Company intends to successfully execute plans to sell approximately $1.5 billion of real estate by March 2022 as part of its capital strategy announced in March of 2019. As of June 30, 2021, the Company has realized net proceeds of approximately $1.1 billion towards that goal while continuing to expand its management and franchising business.

SHARE REPURCHASE / DIVIDEND
There were no Class A or Class B shares repurchased during the second quarter of 2021. The Company ended the second quarter with 41,159,089 Class A and 60,623,918 Class B shares issued and outstanding. Effective March 3, 2020, the Company suspended all share repurchase activity, and suspended its quarterly dividend.

2021 OUTLOOK
The Company is providing the following guidance for the 2021 fiscal year:
•Adjusted selling, general, and administrative expenses are expected to be approximately $240 million. Refer to the table on page 13 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
•Capital expenditures are expected to be approximately $110 million.
•The Company expects net rooms growth to be greater than 6.0%.

No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2021 Outlook. The Company's 2021 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

BALANCE SHEET / LIQUIDITY
As of June 30, 2021, the Company reported the following:
•Total debt of $3,246 million.
•Pro rata share of unconsolidated hospitality venture debt of approximately $623 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $3.2 billion based on cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $1,144 million, short-term investments of $593 million, and undrawn borrowing availability of $1,500 million under the revolving credit facility.

On August 16, 2021, Hyatt intends to pay the principal amount plus accrued and unpaid interest due on the Company's $250 million of 5.375% senior unsecured notes maturing on August 15, 2021 out of available cash on hand.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call tomorrow, August 4, 2021 at 9:00 a.m. CT. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com. Alternatively, participants may access the live call by dialing 833-238-7946 (U.S. Toll-Free) or 647-689-4468 (International Toll Number) using conference ID# 5295622 approximately 15 minutes prior to the scheduled start time. A replay of the call will be available Wednesday, August 4, 2021 at 1:00 p.m. CT until Wednesday, August 11, 2021 at 11:00 p.m. CT by dialing 800-585-8367 (U.S. Toll-Free) or 416-621-4642 (International Toll Number), using conference ID# 5295622. An archive of the webcast will be available on the Company’s website for 90 days.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the impact of the COVID-19 pandemic and pace of recovery, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, the Company's liquidity profile, the number of properties we expect to open in the future, our expected Adjusted SG&A expenses, our expected capital expenditures, our expected net rooms growth, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the duration of the COVID-19 pandemic and the pace of recovery following the pandemic, any additional resurgence, or COVID-19 variants; the short and longer-term effects of the COVID-19 pandemic, including the demand for travel, transient and group business, and levels of consumer confidence; the impact of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants, and the impact of actions that governments, businesses, and individuals take in response, on global and regional economies, travel limitations or bans, and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; the broad distribution of COVID-19 vaccines and wide acceptance by the general population of such vaccines; the ability of third-party owners, franchisees, or hospitality venture partners to successfully navigate the impacts of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate ("ADR"); limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, such as the COVID-19 pandemic, or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of the COVID-19 pandemic, industry consolidation, and the markets where we operate; our ability to successfully grow
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

the World of Hyatt loyalty program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

NON-GAAP FINANCIAL MEASURES
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: net income (loss), adjusted for special items; diluted earnings (losses) per share, adjusted for special items; Adjusted EBITDA; Adjusted EBITDA margin; and Adjusted SG&A. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE AND SOCIAL MEDIA CHANNELS
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

ABOUT HYATT HOTELS CORPORATION
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company offering 20 premier brands. As of June 30, 2021, the Company's portfolio included more than 1,000 hotel and all-inclusive properties in 68 countries across six continents. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to attract and retain top employees, build relationships with guests and create value for shareholders. The Company's subsidiaries operate, manage, franchise, own, lease, develop, license, or provide services to hotels, resorts, branded residences, and vacation ownership properties, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Alila®, Andaz®, The Unbound Collection by Hyatt®, Destination by Hyatt™, Hyatt Regency®, Hyatt®, Hyatt Ziva™, Hyatt Zilara™, Thompson Hotels®, Hyatt Centric®, Caption by Hyatt, JdV by Hyatt™, Hyatt House®, Hyatt Place®, tommie™, UrCove, and Hyatt Residence Club® brand names, and operates the World of Hyatt® loyalty program that provides distinct benefits and exclusive experiences to its valued members. For more information, please visit www.hyatt.com.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income (Loss)
2.	Segment Financial Summary
3.	Hotel Chain Statistics - Comparable Locations
4.	Hotel Brand Statistics - Comparable Locations
5.	Fee Summary
6. - 7.	Properties and Rooms by Geography
8.	Properties and Rooms by Brand
9.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
10. - 15.	Reconciliations of Non-GAAP Financial Measures
a.	Net Loss Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
b.
Losses per Diluted Share and Net Loss Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2021 and June 30, 2020

c.
Losses per Diluted Share and Net Loss Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2021 and June 30, 2020

c.	SG&A Expenses to Adjusted SG&A Expenses
d.	Guidance: SG&A Expenses to Adjusted SG&A Expenses
e.	Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
16. - 20.	Definitions

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES:
Owned and leased hotels	$191	$19	$295	$342
Management, franchise, and other fees	93	20	156	128
Contra revenue	(9)	(7)	(17)	(13)
Net management, franchise, and other fees	84	13	139	115
Other revenues	22	3	41	38
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	366	215	626	748
Total revenues	663	250	1,101	1,243
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	174	92	298	364
Depreciation and amortization	74	73	148	153
Other direct costs	24	7	47	41
Selling, general, and administrative	86	101	181	148
Costs incurred on behalf of managed and franchised properties	375	235	652	790
Direct and selling, general, and administrative expenses	733	508	1,326	1,496
Net gains and interest income from marketable securities held to fund rabbi trusts	24	49	36	1
Equity earnings (losses) from unconsolidated hospitality ventures	(34)	(23)	20	(25)
Interest expense	(42)	(35)	(83)	(52)
Gains on sales of real estate and other	105	—	105	8
Asset impairments	(2)	(49)	(2)	(52)
Other income (loss), net	25	(14)	37	(95)
INCOME (LOSS) BEFORE INCOME TAXES	6	(330)	(112)	(468)
BENEFIT (PROVISION) FOR INCOME TAXES	(15)	94	(201)	129
NET LOSS	(9)	(236)	(313)	(339)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET LOSS ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$(9)	$(236)	$(313)	$(339)

LOSSES PER SHARE—Basic
Net loss	$(0.08)	$(2.33)	$(3.07)	$(3.35)
Net loss attributable to Hyatt Hotels Corporation	$(0.08)	$(2.33)	$(3.07)	$(3.35)
LOSSES PER SHARE—Diluted
Net loss	$(0.08)	$(2.33)	$(3.07)	$(3.35)
Net loss attributable to Hyatt Hotels Corporation	$(0.08)	$(2.33)	$(3.07)	$(3.35)

Basic share counts	101.9	101.3	101.7	101.3
Diluted share counts	101.9	101.3	101.7	101.3

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended June 30,						Six Months Ended June 30,
	2021	2020	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2021	2020	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)

Owned and leased hotels	$194	$20	$174	860.3%	$174	844.1%	$301	$350	$(49)	(14.1)%	$(51)	(14.6)%
Americas management and franchising	85	10	75	716.3%	75	721.3%	140	121	19	16.2%	19	16.5%
ASPAC management and franchising	20	6	14	234.1%	13	218.2%	35	25	10	39.7%	9	35.5%
EAME/SW Asia management and franchising	6	2	4	265.7%	4	251.4%	13	12	1	10.4%	1	8.7%
Total management and franchising	111	18	93	513.0%	92	502.8%	188	158	30	19.4%	29	19.0%
Corporate and other	11	4	7	168.2%	7	168.2%	19	18	1	3.4%	1	3.4%
Eliminations (a)	(10)	—	(10)	NM	(10)	NM	(16)	(18)	2	12.1%	2	12.3%
Adjusted revenues	$306	$42	$264	624.0%	$263	612.6%	$492	$508	$(16)	(3.2)%	$(19)	(3.7)%

Adjusted EBITDA
Owned and leased hotels	$11	$(68)	$79	115.2%	$80	115.0%	$(14)	$(40)	$26	64.0%	$27	64.8%
Pro rata share of unconsolidated hospitality ventures	1	(10)	11	112.5%	11	112.1%	(3)	(4)	1	35.7%	1	44.1%
Total owned and leased hotels	12	(78)	90	114.9%	91	114.7%	(17)	(44)	27	61.4%	28	62.8%
Americas management and franchising	54	(3)	57	NM	57	NM	82	65	17	26.0%	17	26.6%
ASPAC management and franchising	10	(2)	12	693.4%	12	723.0%	15	6	9	131.9%	9	124.1%
EAME/SW Asia management and franchising	(1)	(11)	10	95.1%	11	95.3%	(1)	(10)	9	94.5%	10	94.8%
Total management and franchising	63	(16)	79	508.3%	80	500.7%	96	61	35	56.7%	36	58.4%
Corporate and other	(21)	(23)	2	4.2%	2	4.5%	(45)	(50)	5	9.3%	5	9.6%
Eliminations	1	—	1	NM	1	NM	1	2	(1)	(45.7)%	(1)	(45.7)%
Adjusted EBITDA	$55	$(117)	$172	147.2%	$174	146.6%	$35	$(31)	$66	213.8%	$68	205.5%
(a)These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels
In Constant $

	Three Months Ended June 30,						Six Months Ended June 30,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020
Owned and leased hotels (# of hotels) (a)
Owned and leased hotels (34)	$86.66	NM	42.4%	39.3% pts	$204.37	40.2%	$67.18	(4.4)%	35.5%	6.0% pts	$189.45	(20.5)%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (882)	$72.47	361.5%	47.6%	33.9% pts	$152.21	33.1%	$59.23	12.4%	41.5%	9.8% pts	$142.68	(14.0)%

Americas
Full service hotels (214)	$81.72	984.3%	42.3%	36.9% pts	$192.99	37.4%	$62.82	3.1%	34.3%	4.8% pts	$182.96	(11.3)%
Select service hotels (411)	$76.11	256.2%	63.9%	42.2% pts	$119.16	21.0%	$62.30	30.7%	56.2%	17.5% pts	$110.81	(10.1)%

ASPAC
Full service hotels (111)	$73.41	139.1%	47.3%	23.6% pts	$155.13	19.6%	$65.00	28.6%	42.4%	13.3% pts	$153.19	(11.9)%
Select service hotels (26)	$40.52	104.4%	55.5%	26.7% pts	$73.01	6.1%	$36.51	70.4%	51.8%	24.3% pts	$70.52	(9.4)%

EAME/SW Asia
Full service hotels (102)	$43.60	431.4%	28.3%	21.8% pts	$154.13	23.0%	$40.16	(16.3)%	29.0%	1.3% pts	$138.72	(19.8)%
Select service hotels (18)	$28.58	150.1%	42.9%	29.5% pts	$66.67	(22.0)%	$28.64	(12.2)%	44.1%	7.3% pts	$64.94	(26.8)%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended June 30,						Six Months Ended June 30,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020
Brand (# of hotels)
Park Hyatt (41)	$124.74	257.2%	38.6%	23.9% pts	$323.49	35.8%	$113.07	17.2%	36.2%	7.5% pts	$312.30	(7.1)%
Grand Hyatt (55)	$75.02	336.2%	42.8%	29.5% pts	$175.16	35.2%	$63.74	5.8%	38.3%	8.7% pts	$166.37	(18.1)%
Andaz (22)	$125.26	564.3%	44.3%	32.1% pts	$282.93	82.3%	$102.94	19.0%	38.8%	6.7% pts	$265.29	(1.7)%
Composite Luxury[1]	$94.78	392.7%	42.0%	29.7% pts	$225.43	44.3%	$79.67	15.9%	37.4%	8.5% pts	$213.23	(10.4)%

Hyatt Regency (203)	$61.82	466.3%	40.2%	30.9% pts	$153.63	31.2%	$48.83	(1.3)%	34.0%	4.8% pts	$143.76	(15.2)%
Hyatt Centric (32)	$68.97	668.3%	44.5%	36.8% pts	$155.00	33.1%	$59.74	5.6%	40.0%	10.8% pts	$149.37	(22.8)%
Composite Upper-Upscale[2]	$62.43	486.2%	40.7%	31.6% pts	$153.29	31.2%	$49.58	(0.7)%	34.5%	5.3% pts	$143.74	(15.9)%

Hyatt Place (355)	$68.47	260.3%	61.1%	40.4% pts	$112.11	22.1%	$56.43	34.3%	54.4%	17.7% pts	$103.82	(9.4)%
Hyatt House (100)	$80.54	199.2%	66.3%	40.6% pts	$121.54	16.1%	$66.82	20.9%	58.6%	17.2% pts	$114.02	(14.5)%
Composite Upscale[3]	$71.17	242.6%	62.2%	40.4% pts	$114.36	20.1%	$58.76	30.6%	55.3%	17.6% pts	$106.24	(10.9)%

(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, and Thompson Hotels.
2 Includes Destination by Hyatt, Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)

Base management fees	$36	$8	$28	388.4%	$60	$55	$5	10.5%
Incentive management fees	12	(2)	14	920.1%	20	6	14	233.3%
Franchise fees	29	6	23	400.9%	46	33	13	36.3%
Management and franchise fees	77	12	65	564.8%	126	94	32	33.9%
Other fee revenues	16	8	8	99.9%	30	34	(4)	(10.4)%
Management, franchise, and other fees	$93	$20	$73	367.2%	$156	$128	$28	22.0%

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Management, franchise, and other fees	$93	$20	$73	367.2%	$156	$128	$28	22.0%
Contra revenue from management agreements	(6)	(4)	(2)	(56.8)%	(11)	(8)	(3)	(45.3)%
Contra revenue from franchise agreements	(3)	(3)	—	2.0%	(6)	(5)	(1)	(2.6)%
Net management, franchise, and other fees	$84	$13	$71	536.3%	$139	$115	$24	21.3%

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels

	June 30, 2021		June 30, 2020		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States (b)	25	12,167	24	12,611	1	(444)
Other Americas	3	1,262	2	795	1	467
EAME/SW Asia	7	1,435	8	1,594	(1)	(159)
Select service hotels
United States	1	171	1	171	—	—
Other Americas	2	293	2	293	—	—
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels (a)	39	15,658	38	15,794	1	(136)

(a) Figures do not include unconsolidated hospitality ventures.
(b) Includes rooms which were rebranded into a separate property upon opening.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	June 30, 2021		June 30, 2020		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	145	64,000	137	63,393	8	607
Other Americas managed	24	8,741	25	8,915	(1)	(174)
United States franchised	68	20,675	64	18,732	4	1,943
Other Americas franchised	8	1,307	5	924	3	383
Subtotal	245	94,723	231	91,964	14	2,759
Select service hotels
United States managed	37	5,658	50	7,320	(13)	(1,662)
Other Americas managed	13	1,857	12	1,734	1	123
United States franchised	400	55,186	356	49,193	44	5,993
Other Americas franchised	13	1,761	7	955	6	806
Subtotal	463	64,462	425	59,202	38	5,260
ASPAC
Full service hotels
ASPAC managed	121	40,661	110	36,081	11	4,580
ASPAC franchised	9	2,803	7	2,248	2	555
Subtotal	130	43,464	117	38,329	13	5,135
Select service hotels
ASPAC managed	28	5,134	29	5,363	(1)	(229)
ASPAC franchised	6	1,169	1	154	5	1,015
Subtotal	34	6,303	30	5,517	4	786
EAME/SW Asia
Full service hotels
EAME/SW Asia managed	101	25,494	96	24,533	5	961
EAME/SW Asia franchised	17	2,895	11	2,101	6	794
Subtotal	118	28,389	107	26,634	11	1,755
Select service hotels
EAME/SW Asia managed	16	2,651	18	2,919	(2)	(268)
EAME/SW Asia franchised	6	1,411	3	633	3	778
Subtotal	22	4,062	21	3,552	1	510
Total full service and select service hotels	1,012	241,403	931	225,198	81	16,205

Americas
All-inclusive
Other Americas franchised	8	3,153	8	3,153	—	—
Subtotal	8	3,153	8	3,153	—	—

Total managed and franchised (a)	1,020	244,556	939	228,351	81	16,205

Vacation ownership	16		16		—
Residential	36		35		1
Condominium ownership	36		37		(1)
(a) Figures do not include vacation ownership, residential, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	June 30, 2021		June 30, 2020		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	44	8,191	44	8,151	—	40
Miraval	3	362	3	410	—	(48)
Grand Hyatt	59	32,489	56	30,026	3	2,463
Alila	15	1,681	14	1,569	1	112
Andaz	25	5,698	22	5,007	3	691
The Unbound Collection by Hyatt (b)	26	5,401	20	4,024	6	1,377
Thompson Hotels (b)	12	2,705	10	2,324	2	381
Destination by Hyatt	17	3,852	14	3,793	3	59
Hyatt Regency (b)	219	92,107	208	88,953	11	3,154
Hyatt	12	2,056	12	2,058	—	(2)
Hyatt Centric (b)	40	8,333	37	7,554	3	779
JdV by Hyatt	20	2,901	14	2,258	6	643
Hyatt Place	393	56,289	372	53,053	21	3,236
Hyatt House	121	17,523	104	15,218	17	2,305
UrCove	5	1,015	—	—	5	1,015
Other	1	800	1	800	—	—
Total full service and select service hotels	1,012	241,403	931	225,198	81	16,205

Hyatt Ziva	5	2,234	5	2,234	—	—
Hyatt Zilara	3	919	3	919	—	—
Total managed and franchised properties (a)	1,020	244,556	939	228,351	81	16,205

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential, or condominium ownership units.
(b) The Unbound Collection by Hyatt, Thompson Hotels, Hyatt Regency, and Hyatt Centric property counts each include one property that we will rebrand under the respective brand in 2021.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
(in millions)

	Rooms	Transaction / Opening Date	Three Months Ended June 30, 2021 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Baku	159	4Q20
Hyatt Regency Lost Pines Resort and Spa	490	2Q21
Total Owned and Leased Hotels Dispositions			$—

Unconsolidated Hospitality Venture Hotels
Grand Hyatt São Paulo	467	1Q21
Hyatt Place Celaya	145	2Q21
Hyatt Place Los Cabos	157	2Q21
Hyatt Place Tijuana	145	2Q21
Hyatt Centric Beale Street Memphis	227	2Q21
Total Unconsolidated Hospitality Venture Hotels Dispositions (a) (b)			$1

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$1

Acquisitions or Openings
Owned and Leased Hotels
Miraval Berkshires Resort and Spa	100	3Q20
Destination Wyndhurst Manor	46	3Q20
Grand Hyatt São Paulo	467	1Q21
Ventana Big Sur, an Alila Resort (c)	50	2Q21
Total Owned and Leased Hotels Acquisitions or Openings (d)			$2

Unconsolidated Hospitality Venture Hotels
Hyatt Place Boston / Seaport District	297	3Q20
Hyatt Centric Center City Philadelphia	332	4Q20
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (a) (e)			$—

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$2

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$3

(a) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA.
(b) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(c) Total inventory of 59 rooms; 50 rooms available for sale with 9 rooms out of service.
(d) Includes the year-over-year financial impact of pre-opening activity.
(e) Includes the opening of a hotel by the venture.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Loss Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Net loss attributable to Hyatt Hotels Corporation	$(9)	$(236)	$227	96.3%	$(313)	$(339)	$26	7.8%
Interest expense	42	35	7	22.1%	83	52	31	59.6%
(Benefit) provision for income taxes	15	(94)	109	116.5%	201	(129)	330	255.6%
Depreciation and amortization	74	73	1	0.6%	148	153	(5)	(3.6)%
EBITDA	122	(222)	344	155.1%	119	(263)	382	145.2%
Contra revenue	9	7	2	31.9%	17	13	4	28.3%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(366)	(215)	(151)	(70.7)%	(626)	(748)	122	16.3%
Costs incurred on behalf of managed and franchised properties	375	235	140	59.8%	652	790	(138)	(17.5)%
Equity (earnings) losses from unconsolidated hospitality ventures	34	23	11	46.5%	(20)	25	(45)	(178.3)%
Stock-based compensation expense	8	2	6	324.0%	36	17	19	109.7%
Gains on sales of real estate and other	(105)	—	(105)	NM	(105)	(8)	(97)	NM
Asset impairments	2	49	(47)	(95.1)%	2	52	(50)	(95.4)%
Other (income) loss, net	(25)	14	(39)	(280.4)%	(37)	95	(132)	(139.8)%
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	1	(10)	11	112.5%	(3)	(4)	1	35.7%
Adjusted EBITDA	$55	$(117)	$172	147.2%	$35	$(31)	$66	213.8%

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Total revenues	$663	$250	$413	165.6%	$1,101	$1,243	$(142)	(11.4)%
Add: Contra revenue	9	7	2	31.9%	17	13	4	28.3%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(366)	(215)	(151)	(70.7)%	(626)	(748)	122	16.3%
Adjusted revenues	$306	$42	$264	624.0%	$492	$508	$(16)	(3.2)%

Adjusted EBITDA Margin %	17.9%	(274.6)%	292.5%	7.1%	(6.0)%	13.1%

Adjusted EBITDA Margin % Change in Constant Currency	291.5%	13.6%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Losses per Diluted Share and Net Loss Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2021 and June 30, 2020
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income (Loss)	Three Months Ended June 30,
		2021	2020
Net loss attributable to Hyatt Hotels Corporation		$(9)	$(236)
Losses per diluted share		$(0.08)	$(2.33)
Special items
Gains on sales of real estate and other (a)	Gains on sales of real estate and other	(105)	—
Unrealized gains (b)	Other income (loss), net	(5)	(35)
Fund deficits (c)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	7	12
Utilization of Avendra and other proceeds (d)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	3	9
Asset impairments (e)	Asset impairments	2	49
Restructuring expenses (f)	Other income (loss), net	—	47
Realized gains	Other income (loss), net	—	(3)
Other	Equity earnings (losses) from unconsolidated hospitality ventures; other income (loss), net	1	(2)
Special items - pre-tax		(97)	77
Income tax provision for special items	Benefit (provision) for income taxes	(11)	(24)
Total special items - after-tax		(108)	53
Special items impact per diluted share		$(1.07)	$0.53
Adjusted net loss attributable to Hyatt Hotels Corporation		$(117)	$(183)
Losses per diluted share, adjusted for special items		$(1.15)	$(1.80)

(a) Gains on sales of real estate and other - During the three months ended June 30, 2021 (Q2 2021), we recognized a $104 million pre-tax gain related to the sale of Hyatt Regency Lost Pines Resort and Spa.
(b) Unrealized gains - During Q2 2021 and the three months ended June 30, 2020 (Q2 2020), we recognized unrealized gains due to the change in fair value of our marketable securities.
(c) Fund deficits - During Q2 2021 and Q2 2020, we recognized net deficits on certain funds due to the timing of revenue and expense recognition that we intend to recover in future periods.
(d) Utilization of Avendra and other proceeds - During Q2 2021 and Q2 2020, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(e) Asset impairments - During Q2 2020, we recognized $49 million of impairment charges related to goodwill, property and equipment, operating lease right-of-use assets, and definite-lived intangibles.
(f) Restructuring expenses - During Q2 2020, we recognized $47 million in restructuring expenses related to severance and related charges as a result of the COVID-19 pandemic.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Losses per Diluted Share and Net Loss Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2021 and June 30, 2020
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income (Loss)	Six Months Ended June 30,
		2021	2020
Net loss attributable to Hyatt Hotels Corporation		$(313)	$(339)
Losses per diluted share		$(3.07)	$(3.35)
Special items
Gains on sales of real estate and other (a)	Gains on sales of real estate and other	(105)	(8)
Unconsolidated hospitality ventures (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(68)	(2)
Unrealized (gains) losses (c)	Other income (loss), net	(13)	44
Fund deficits (d)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	21	19
Utilization of Avendra and other proceeds (e)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	7	23
Asset impairments (f)	Asset impairments	2	52
Restructuring expenses (g)	Other income (loss), net	—	47
Realized gains	Other income (loss), net	—	(4)
Special items - pre-tax		(156)	171
Income tax provision for special items	Benefit (provision) for income taxes	(11)	(50)
Total special items - after-tax		(167)	121
Special items impact per diluted share		$(1.64)	$1.20
Adjusted net loss attributable to Hyatt Hotels Corporation		$(480)	$(218)
Losses per diluted share, adjusted for special items		$(4.71)	$(2.15)

(a) Gains on sales of real estate and other - During the six months ended June 30, 2021 (YTD 2021), we recognized a $104 million pre-tax gain related to the sale of Hyatt Regency Lost Pines Resort and Spa. During the six months ended June 30, 2020 (YTD 2020), we recognized a $4 million pre-tax gain related to the sale of our controlling interest in entities that developed Hyatt Centric Center City Philadelphia and adjacent parking and retail space and a $4 million pre-tax gain on the sale of a building.
(b) Unconsolidated hospitality ventures - During YTD 2021, we recognized a $69 million gain on the purchase of the remaining 50% interest in the entities that own Grand Hyatt São Paulo.
(c) Unrealized (gains) losses - During YTD 2021 and YTD 2020, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(d) Fund deficits - During YTD 2021 and YTD 2020, we recognized net deficits on certain funds due to the timing of revenue and expense recognition that we intend to recover in future periods.
(e) Utilization of Avendra and other proceeds - During YTD 2021 and YTD 2020, we recognized expenses related to the partial utilization of the aforementioned Avendra LLC sale proceeds for the benefit of our hotels.
(f) Asset impairments - During YTD 2020, we recognized $52 million of impairment charges related to goodwill, property and equipment, operating lease right-of-use assets, and definite-lived intangibles.
(g) Restructuring expenses - During Q2 2020, we recognized $47 million in restructuring expenses related to severance and related charges as a result of the COVID-19 pandemic.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
SG&A expenses	$86	$101	$(15)	(14.3)%	$181	$148	$33	22.7%
Less: rabbi trust impact	(21)	(42)	21	50.5%	(31)	(1)	(30)	NM
Less: stock-based compensation expense	(8)	(2)	(6)	(324.0)%	(36)	(17)	(19)	(109.7)%
Adjusted SG&A expenses	$57	$57	$—	1.9%	$114	$130	$(16)	(11.8)%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Americas management and franchising	$12	$9	$3	32.5%	$23	$27	$(4)	(12.4)%
ASPAC management and franchising	9	7	2	28.1%	19	18	1	7.1%
EAME/SW Asia management and franchising	7	13	(6)	(43.2)%	14	22	(8)	(37.2)%
Owned and leased hotels	4	4	—	(3.7)%	6	7	(1)	(15.8)%
Corporate and other	25	24	1	6.7%	52	56	(4)	(7.1)%
Adjusted SG&A expenses	$57	$57	$—	1.9%	$114	$130	$(16)	(11.8)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Guidance: SG&A Expenses to Adjusted SG&A Expenses
For the Year Ended December 31, 2021

No additional disposition of acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.
(in millions)

Year Ended December 31, 2021
Forecast
SG&A expenses	$289
Less: rabbi trust impact (a)	—
Less: stock-based compensation expense	(49)
Adjusted SG&A expenses	$240

(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2021 as performance of underlying invested assets is not estimable.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$172	$15	$157	NM	$268	$304	$(36)	(11.8)%
Non-comparable owned and leased hotels	19	4	15	320.1%	27	38	(11)	(29.2)%
Owned and leased hotels revenues	$191	$19	$172	900.1%	$295	$342	$(47)	(13.8)%

Expenses
Comparable owned and leased hotels	$149	$67	$82	121.5%	$255	$305	$(50)	(16.3)%
Non-comparable owned and leased hotels	22	18	4	19.4%	38	59	(21)	(36.5)%
Rabbi trust impact	3	7	(4)	(53.2)%	5	—	5	NM
Owned and leased hotels expenses	$174	$92	$82	88.2%	$298	$364	$(66)	(18.2)%

Owned and leased hotels operating margin percentage	9.2%	(382.5)%		391.7%	(1.0)%	(6.5)%		5.5%

Comparable owned and leased hotels operating margin percentage	13.9%	(356.6)%		370.5%	4.9%	(0.1)%		5.0%

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA based on its ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•Contra revenue;
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains on sales of real estate and other;
•asset impairments; and
•other income (loss), net

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.

Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions and facilitates our comparison of results before these items with results from other companies within our industry.

Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry. For instance, interest expense and benefit (provision) for income taxes are dependent upon company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate, and therefore, can vary significantly across companies. Depreciation and amortization are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets, and Contra revenue is dependent on company policies and strategic decisions regarding payments to hotel owners. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and system-wide services and programs that we operate for the benefit of our third-party owners and franchisees as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. We exclude stock-based compensation expense to remove the variability amongst companies resulting from different compensation plans companies have adopted. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.

Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income (Loss)
Adjusted net income (loss), as we define it, is a non-GAAP measure. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income (loss) to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

Adjusted net income (loss) is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss). Although we believe that Adjusted net income (loss) can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) supplementally.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Hotels that have temporarily suspended operations due to the COVID-19 pandemic are included in our definition of comparable system-wide hotels. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Hotels that have temporarily suspended operations due to the COVID-19 pandemic are included in our definition of comparable owned and leased hotels. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.

RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities, and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.